Exhibit 99.1

Alkermes Contacts:
For Investors:	Sandy Coombs +1 781 609 6377
For Media:	Eva Stroynowski +1 781 609 6823

Alkermes Plc Reports Financial Results for the Fourth Quarter and Year Ended Dec. 31, 2019, and Provides Financial Expectations for 2020

— Revenues of $1.17 Billion in 2019, Driven by Year-Over-Year Growth of Proprietary Product Net Sales and VUMERITY® Milestone Payment —

— 2019 GAAP Net Loss per Share of $1.25 and Diluted Non-GAAP
Earnings per Share of $0.71 —

— Financial Expectations for 2020 Reflect Growth of Proprietary Products and Impact of Strategic Restructuring —

DUBLIN, Ireland, Feb. 13, 2020 — Alkermes plc (Nasdaq: ALKS) today reported financial results for the quarter and year ended Dec. 31, 2019 and provided financial expectations for 2020.

“2019 was an important year for Alkermes as we took active steps to shape the future of our business and continued to make a real-world impact in the treatment of serious diseases. We made significant progress on three fronts: driving growth in our proprietary product portfolio, advancing and expanding our diversified neuroscience and oncology pipeline, and positioning the business for long-term growth and future profitability,” said Richard Pops, Chief Executive Officer of Alkermes. “Looking ahead, our priorities for 2020 are clear as we focus on commercial execution for VIVITROL® and ARISTADA®, prepare for potential approval and launch of ALKS 3831, advance the development of ALKS 4230, and continue to develop our pipeline of preclinical assets. We remain steadfast in our commitment to be a positive force for change through our science, our medicines, and our advocacy, as we advance patient-centered care.”

Quarter Ended Dec. 31, 2019 Financial Highlights

•	Total revenues for the quarter were $412.7 million. This compared to $315.8 million for the same period in the prior year.
•

Net loss according to generally accepted accounting principles in the U.S. (GAAP) was $5.4 million for the quarter, or a basic and diluted GAAP loss per share of $0.03. This compared to GAAP net loss of $9.7 million, or a basic and diluted GAAP loss per share of $0.06, for the same period in the prior year.

•

Non-GAAP net income was $131.4 million for the quarter, or a non-GAAP basic and diluted earnings per share of $0.83. This compared to non-GAAP net income of $54.8 million, or a non-GAAP basic earnings per share of $0.35 and non-GAAP diluted earnings per share of $0.34, for the same period in the prior year.

•

In October 2019, Alkermes implemented a strategic restructuring plan, which included the elimination of approximately 160 current positions across the organization, a decrease in the company's expected near-term hiring plans and the implementation of cost-saving measures related to external spend. These efforts are expected to result in cost savings of approximately $150 million in 2020.

•

In November 2019, Alkermes completed the acquisition of Rodin Therapeutics, Inc. (Rodin), a privately held biopharmaceutical company focused on developing novel, small molecule therapeutics for synaptopathies. At the closing of the transaction, Alkermes made a cash payment of $98.1 million to Rodin's former security holders. This upfront cash payment was funded by Alkermes' available cash and was accounted for as an asset acquisition, with $86.6 million of this upfront payment recorded as research and development (R&D) expense in the quarter.

Quarter Ended Dec. 31, 2019 Financial Results

Revenues

•	Net sales of proprietary products were $149.6 million, compared to $132.7 million for the same period in the prior year.
o	Net sales of VIVITROL were $92.8 million, compared to $83.8 million for the same period in the prior year, representing an increase of approximately 11%.
o	Net sales of ARISTADA[1] were $56.8 million, compared to $48.8 million for the same period in the prior year, representing an increase of approximately 16%.
•	Manufacturing and royalty revenues were $107.3 million, compared to $167.4 million for the same period in the prior year.
o	Manufacturing and royalty revenues from RISPERDAL CONSTA®, INVEGA SUSTENNA®/XEPLION® and INVEGA TRINZA®/TREVICTA® were $79.1 million, compared to $81.4 million for the same period in the prior year.
o

Manufacturing and royalty revenues from AMPYRA/FAMPYRA®[2] were $7.5 million, compared to $38.8 million for the same period in the prior year, due to generic competition to AMPYRA entering the U.S. market in 2018.

o

Manufacturing and royalty revenues in the fourth quarter of 2018 included $26.7 million related to Alkermes' share of proceeds from the sale of certain royalty streams by Zealand Pharma A/S related to products using Alkermes technology.

•

Total revenues also included a $150.0 million milestone payment from Biogen related to the U.S. Food and Drug Administration (FDA) approval of VUMERITY, of which $144.8 million was recorded as license revenue and $5.2 million was recorded as R&D revenue.

•	R&D revenues were $11.1 million, primarily related to R&D reimbursement from the company’s collaboration with Biogen for VUMERITY and a portion of the milestone payment noted above.

Costs and Expenses

•	Total operating expenses were $422.7 million, compared to $315.7 million for the same period in the prior year.
o

R&D expenses were $198.2 million, which included $86.6 million related to the acquisition of Rodin during the fourth quarter. Excluding this R&D charge related to Rodin, R&D expenses were $111.6 million compared to $109.0 million for the same period in the prior year.

o

Selling, General and Administrative (SG&A) expenses were $154.5 million, compared to $141.2 million for the same period in the prior year, primarily reflecting increased investment in the commercialization of ARISTADA and VIVITROL.

o

As a result of the restructuring implemented in October 2019, the company recorded a restructuring expense charge of $13.4 million in the fourth quarter of 2019, consisting of one-time termination benefits for employee severance, benefits and related costs.

“Our 2019 results reflect volume growth of VIVITROL and ARISTADA, continued strength of our royalty and manufacturing portfolio and investment in the commercialization of our products and our research and development pipeline,” commented James Frates, Chief Financial Officer of Alkermes. “We enter 2020 well positioned to drive growth of our proprietary product portfolio and advance our pipeline of novel oncology and neuroscience candidates. Our financial expectations for 2020 reflect anticipated net sales growth of our proprietary products and operating expenses in line with the predicted impact of the strategic restructuring that we implemented in the fourth quarter of 2019, reflecting our commitment to non-GAAP profitability while investing in the long-term growth of the company.”

Calendar Year 2019 Financial Highlights

•

Total revenues increased 7% to $1.17 billion in 2019, which included VIVITROL net sales of $335.4 million, ARISTADA net sales of $189.1 million, and the $150.0 million milestone payment from Biogen related to the approval of VUMERITY. This compared to total revenues of $1.09 billion in 2018, which included VIVITROL net sales of $302.6 million, ARISTADA net sales of $147.7 million and license revenues of $48.4 million from Biogen. Please see the tables at the end of this press release for a detailed breakdown of the revenues from our key commercial products.

•

GAAP net loss was $196.6 million, or a basic and diluted GAAP loss per share of $1.25, for 2019. This compared to a GAAP net loss of $139.3 million, or a basic and diluted GAAP loss per share of $0.90, for 2018.

•

Non-GAAP net income was $112.2 million, or a non-GAAP basic and diluted earnings per share of $0.71, for 2019, and excludes the impact of the acquisition of Rodin and the restructuring. This compared to non-GAAP net income of $97.8 million, or a non-GAAP basic earnings per share of $0.63 and non-GAAP diluted earnings per share of $0.61, for 2018.

•

At Dec. 31, 2019, Alkermes recorded cash, cash equivalents and total investments of $614.4 million, compared to $620.0 million at Dec. 31, 2018. At Dec. 31, 2019, the company’s total debt outstanding was $277.1 million, compared to $279.3 million at Dec. 31, 2018.

Recent Events:

•	ALKS 3831
o

In January 2020, the FDA accepted for review the company’s New Drug Application (NDA) seeking approval of ALKS 3831 (olanzapine/samidorphan) for the treatment of schizophrenia and for the treatment of bipolar I disorder, and assigned the NDA a Prescription Drug User Fee Act (PDUFA) target action date of Nov. 15, 2020.

•	VUMERITY
o

In October 2019, the FDA approved VUMERITY, a novel oral fumarate with a distinct chemical structure, for the treatment of relapsing forms of multiple sclerosis in adults, including clinically isolated syndrome, relapsing-remitting disease and active secondary progressive disease. Biogen holds the exclusive worldwide license to commercialize VUMERITY. In November 2019, Alkermes received a $150 million milestone payment from Biogen related to the approval of VUMERITY.

•	ALKS 4230
o

In November 2019, Alkermes presented preliminary clinical data from the ARTISTRY-1 phase 1/2 study investigating intravenous administration of ALKS 4230 as monotherapy and in combination with pembrolizumab in adults with advanced solid tumors, and study design details and preliminary safety data from the ARTISTRY-2 phase 1/2 study evaluating subcutaneous administration of ALKS 4230 as monotherapy and in combination with pembrolizumab at the 2019 Society for Immunotherapy of Cancer (SITC) Annual Meeting.

•	HDAC-Inhibitor Platform
o	In November 2019, Alkermes announced the acquisition of Rodin, a privately held biopharmaceutical company focused on developing novel, small molecule therapeutics for synaptopathies, which expanded Alkermes’ neuroscience development efforts into a wide range of neurodegenerative disorders.

Financial Expectations for 2020

The following outlines the company’s financial expectations for 2020, which reflect the expected impact of the strategic restructuring implemented in 2019. All line items are according to GAAP, except as otherwise noted.

•

Revenues: The company expects total revenues to range from $1.03 billion to $1.08 billion. Excluding license and R&D revenues from Biogen of approximately $195 million related to the development and approval of VUMERITY recorded in 2019, this represents revenue growth of approximately 8%. Included in this total revenue expectation, Alkermes expects VIVITROL net sales to range from $340 million to $355 million, and ARISTADA net sales to range from $220 million to $235 million.

•	Cost of Goods Manufactured and Sold: The company expects cost of goods manufactured and sold to range from $185 million to $195 million.
•	Research and Development (R&D) Expenses: The company expects R&D expenses to range from $405 million to $430 million.
•	Selling, General and Administrative (SG&A) Expenses: The company expects SG&A expenses to range from $535 million to $560 million.
•	Amortization of Intangible Assets: The company expects amortization of intangibles to be approximately $40 million.
•	Net Interest Expense: The company expects interest expense and interest income to offset one another.
•	Income Tax Expense: The company expects income tax expense of up to $10 million.
•

GAAP Net Loss: The company expects GAAP net loss to range from $130 million to $160 million, or a basic and diluted loss per share of $0.82 to $1.01, based on a weighted average share count of approximately 159 million shares outstanding.

•

Non-GAAP Net Income: The company expects non-GAAP net income to range from $40 million to $70 million, or a non-GAAP basic earnings per share of $0.25 to $0.44, based on a weighted average basic share count of approximately 159 million shares outstanding and a non-GAAP diluted earnings per share of $0.25 to $0.43, based on a weighted average diluted share count of approximately 161 million shares outstanding.

•	Share-Based Compensation: The company expects share-based compensation of approximately $110 million.
•	Capital Expenditures: The company expects capital expenditures to range from $45 million to $55 million.

Conference Call

Alkermes will host a conference call and webcast presentation with accompanying slides at 8:00 a.m. ET (1:00 p.m. GMT) on Thursday, Feb. 13, 2020, to discuss these financial results and provide an update on the company. The webcast may be accessed on the Investors section of Alkermes’ website at www.alkermes.com. The conference call may be accessed by dialing +1 877 407 2988 for U.S. callers and +1 201 389 0923 for international callers. In addition, a replay of the conference call will be available from 11:00 a.m. ET (4:00 p.m. GMT) on Thursday, Feb. 13, 2020, through Thursday, Feb. 20, 2020, and may be accessed by visiting Alkermes’ website or by dialing +1 877 660 6853 for U.S. callers and +1 201 612 7415 for international callers. The replay conference ID is 13698323.

About Alkermes plc

Alkermes plc is a fully integrated, global biopharmaceutical company developing innovative medicines in the fields of neuroscience and oncology. The company has a portfolio of proprietary commercial products focused on addiction and schizophrenia, and a pipeline of product candidates in development for schizophrenia, bipolar I disorder, neurodegenerative disorders and cancer. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Non-GAAP Financial Measures

This press release includes information about certain financial measures that are not prepared in accordance with GAAP, including non-GAAP net income (loss) and non-GAAP basic and diluted earnings (loss) per share. These non-GAAP measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies.

Non-GAAP net income (loss) adjusts for one-time and non-cash charges by excluding from GAAP results: share-based compensation expense; amortization; depreciation; non-cash net interest expense; certain other one-time or non-cash items; and the income tax effect of these reconciling items.

The company’s management and board of directors utilize these non-GAAP financial measures to evaluate the company’s performance. The company provides these non-GAAP measures of the company’s performance to investors because management believes that these non-GAAP financial measures, when viewed with the company’s results under GAAP and the accompanying reconciliations, are useful in identifying underlying trends in ongoing operations. However, non-GAAP net income (loss) and non-GAAP basic and diluted earnings (loss) per share are not measures of financial performance under GAAP and, accordingly, should not be considered as alternatives to GAAP measures as indicators of operating performance. Further, non-GAAP net income (loss) and non-GAAP basic and diluted earnings (loss) per share should not be considered measures of our liquidity.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release.

Note Regarding Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning: the company’s expectations concerning future financial and operating performance, business plans or prospects, including the potential cost savings that may be achieved in connection with the company’s implementation of a restructuring, the company’s potential to achieve profitability and long-term growth, and expectations concerning continued revenue growth from the company’s commercial products and royalty streams; the potential therapeutic and commercial value of the company’s marketed and development products; the FDA’s target PDUFA action date for, and potential approval of, the NDA for ALKS 3831; expectations concerning future development activities, including the advancement of the ALKS 4230 clinical development program, and expansion of the company’s neuroscience and oncology pipeline; and expectations concerning the company’s commercial activities, including launch preparations for ALKS 3831. The company cautions that forward-looking statements are inherently uncertain. The forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: the unfavorable outcome of litigation, including so-called “Paragraph IV” litigation and other patent litigation, related to any of our products or products using our proprietary technologies, which may lead to competition from generic drug manufacturers; data from clinical trials may be interpreted by the FDA in different ways than we interpret it; the FDA may not agree with our regulatory approval strategies or components of our filings for our products, including our clinical trial designs, conduct and methodologies and  the adequacy of the data included in our filings to support the FDA’s requirements for approval of the proposed indications; clinical development activities may not be completed on time or at all; the results of our clinical development activities may not be positive, or predictive of real-world results or of results in subsequent clinical trials; regulatory submissions may not occur or be submitted in a timely manner; the company and its licensees may not be able to continue to successfully commercialize their products; there may be a reduction in payment rate or reimbursement for the company’s products or an increase in the company’s financial obligations to governmental payers; the FDA or regulatory authorities outside the U.S. may make adverse decisions regarding the company’s products; the company’s products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and those risks and uncertainties described under the heading “Risk Factors” in the company’s most recent Annual Report on Form 10-K and in subsequent filings made by the company with the U.S. Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.

VIVITROL® is a registered trademark of Alkermes, Inc.; ARISTADA® and ARISTADA INITIO® are registered trademarks of Alkermes Pharma Ireland Limited; RISPERDAL CONSTA®, INVEGA SUSTENNA®, XEPLION®, INVEGA TRINZA® and TREVICTA® are registered trademarks of Johnson & Johnson; VUMERITY® is a registered trademark of Biogen Inc., used by Alkermes under license; and AMPYRA® and FAMPYRA® are registered trademarks of Acorda Therapeutics, Inc. (“Acorda”).

(tables follow)

[1]	The term “ARISTADA” as used in this press release refers to ARISTADA and ARISTADA INITIO, unless the context indicates otherwise.
[2]

AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg is developed and marketed in the U.S. by Acorda and outside the U.S. by Biogen Inc., under a licensing agreement with Acorda, as FAMPYRA® (prolonged-release fampridine tablets).

Alkermes plc and Subsidiaries
Selected Financial Information (Unaudited)

Condensed Consolidated Statements of Operations - GAAP	Three Months Ended	Three Months Ended
(In thousands, except per share data)	December 31, 2019	December 31, 2018
Revenues:
Product sales, net	$149,609	$132,650
Manufacturing and royalty revenues	107,287	167,422
License revenue	144,750	120
Research and development revenue	11,084	15,570
Total Revenues	412,730	315,762
Expenses:
Cost of goods manufactured and sold	46,482	49,117
Research and development	198,157	108,972
Selling, general and administrative	154,453	141,227
Amortization of acquired intangible assets	10,171	16,426
Restructuring expense	13,401	—
Total Expenses	422,664	315,742
Operating (Loss) Income	(9,934)	20
Other Income (Expense), net:
Interest income	3,191	3,292
Interest expense	(3,196)	(3,478)
Change in the fair value of contingent consideration	5,000	(2,300)
Other expense, net	2,382	775
Total Other Income (Expense), net	7,377	(1,711)
Loss Before Income Taxes	(2,557)	(1,691)
Provision for Income Taxes	2,797	8,022
Net Loss — GAAP	$(5,354)	$(9,713)

(Loss) Earnings Per Share:
GAAP loss per share — basic and diluted	$(0.03)	$(0.06)
Non-GAAP earnings per share — basic	$0.83	$0.35
Non-GAAP earnings per share — diluted	$0.83	$0.34

Weighted Average Number of Ordinary Shares Outstanding:
Basic and diluted — GAAP	157,662	155,506
Basic — Non-GAAP	157,662	155,506
Diluted — Non-GAAP	159,073	159,518

An itemized reconciliation between net loss on a GAAP basis and non-GAAP net income is as follows:
Net Loss — GAAP	$(5,354)	$(9,713)
Adjustments:
Share-based compensation expense	21,387	29,314
Amortization expense	10,171	16,426
Depreciation expense	10,340	9,476
Income tax effect related to reconciling items	592	1,533
Non-cash net interest expense	168	169
Change in the fair value of warrants and equity method investments	(930)	(410)
Change in the fair value of contingent consideration	(5,000)	2,300
Acquisition of IPR&D	86,595	—
Restructuring expense	13,401	—
Fixed asset impairment	—	5,746
Non-GAAP Net Income	$131,370	$54,841

Alkermes plc and Subsidiaries
Selected Financial Information (Unaudited)

Condensed Consolidated Statements of Operations - GAAP	Year Ended	Year Ended
(In thousands, except per share data)	December 31, 2019	December 31, 2018
Revenues:
Product sales, net	$524,499	$450,334
Manufacturing and royalty revenues	447,882	526,675
License revenue	145,750	48,370
Research and development revenue	52,816	68,895
Total Revenues	1,170,947	1,094,274
Expenses:
Cost of goods manufactured and sold	180,385	176,420
Research and development	512,833	425,406
Selling, general and administrative	599,449	526,408
Amortization of acquired intangible assets	40,358	65,168
Restructuring expense	13,401	—
Total Expenses	1,346,426	1,193,402
Operating Loss	(175,479)	(99,128)
Other Expense, net:
Interest income	13,976	9,238
Interest expense	(13,601)	(15,437)
Change in the fair value of contingent consideration	(22,800)	(19,600)
Other income (expense), net	848	(2,040)
Total Other Expense, net	(21,577)	(27,839)
Loss Before Income Taxes	(197,056)	(126,967)
(Benefit) Provision for Income Taxes	(436)	12,344
Net Loss — GAAP	$(196,620)	$(139,311)

(Loss) Earnings Per Share:
GAAP loss per share — basic and diluted	$(1.25)	$(0.90)
Non-GAAP earnings per share — basic	$0.71	$0.63
Non-GAAP earnings per share — diluted	$0.71	$0.61

Weighted Average Number of Ordinary Shares Outstanding:
Basic and diluted — GAAP	157,051	155,112
Basic — Non-GAAP	157,051	155,112
Diluted — Non-GAAP	159,056	160,363

An itemized reconciliation between net loss on a GAAP basis and non-GAAP net income is as follows:
Net Loss — GAAP	$(196,620)	$(139,311)
Adjustments:
Share-based compensation expense	100,977	105,357
Amortization expense	40,358	65,168
Depreciation expense	40,055	38,492
Income tax effect related to reconciling items	5,762	(4,002)
Non-cash net interest expense	673	700
Change in the fair value of warrants and equity method investments	(1,837)	190
Change in the fair value of contingent consideration	22,800	19,600
Acquisition of IPR&D	86,595	—
Restructuring expense	13,401	3,598
Fixed asset impairment	—	5,746
Debt refinancing charge	—	2,298
Non-GAAP Net Income	$112,164	$97,836

Alkermes plc and Subsidiaries
Selected Financial Information (Unaudited)

Condensed Consolidated Balance Sheets	December 31,	December 31,
(In thousands)	2019	2018
Cash, cash equivalents and total investments	$614,370	$620,039
Receivables	257,086	292,223
Contract assets	8,386	8,230
Inventory	101,803	90,196
Prepaid expenses and other current assets	59,716	53,308
Property, plant and equipment, net	362,168	309,987
Intangible assets, net and goodwill	243,516	283,874
Other assets	158,358	167,150
Total Assets	$1,805,403	$1,825,007
Long-term debt — current portion	$2,843	$2,843
Other current liabilities	388,269	336,931
Long-term debt	274,295	276,465
Contract liabilities — long-term	22,068	9,525
Other long-term liabilities	32,486	27,958
Total shareholders' equity	1,085,442	1,171,285
Total Liabilities and Shareholders' Equity	$1,805,403	$1,825,007

Ordinary shares outstanding (in thousands)	157,779	155,757

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alkermes plc's Annual Report on Form 10-K for the year ended December 31, 2019, which the company intends to file in February 2020.

Alkermes plc and Subsidiaries
Revenues for Calendar Year 2019 and 2018

	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
(In thousands)	2019	2019	2019	2019	2019
Revenues:
PARTNERED LONG-ACTING ANTIPSYCHOTICS (1)	$75,605	$91,863	$76,716	$79,147	$323,331
VIVITROL	69,183	88,199	85,164	92,818	335,364
ARISTADA	30,298	48,436	53,610	56,791	189,135
Key Commercial Product Revenues	175,086	228,498	215,490	228,756	847,830

Legacy Product Revenues	33,310	36,034	27,067	28,140	124,551
License Revenue (2)	—	1,000	—	144,750	145,750
Research and Development Revenues	14,706	14,340	12,686	11,084	52,816
Total Revenues	$223,102	$279,872	$255,243	$412,730	$1,170,947

	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
(In thousands)	2018	2018	2018	2018	2018
Revenues:
PARTNERED LONG-ACTING ANTIPSYCHOTICS (1)	$68,790	$85,181	$77,202	$81,372	$312,545
VIVITROL	62,682	76,203	79,893	83,831	302,609
ARISTADA	29,160	33,604	36,142	48,819	147,725
Key Commercial Product Revenues	160,632	194,988	193,237	214,022	762,879

Legacy Product Revenues	45,811	43,060	39,209	86,050	214,130
License Revenue (3)	—	48,250	—	120	48,370
Research and Development Revenues	18,707	18,344	16,274	15,570	68,895
Total Revenues	$225,150	$304,642	$248,720	$315,762	$1,094,274

(1) - Includes RISPERDAL CONSTA, INVEGA SUSTENNA/XEPLION and INVEGA TRINZA/TREVICTA.
(2) - Includes a milestone payment received in the fourth quarter of 2019 which was allocated to the license sold to Biogen in connection with the VUMERITY collaboration.
(3) - Includes a milestone payment received in the second quarter of 2018 which was allocated to the license sold to Biogen in connection with the VUMERITY collaboration.

Alkermes plc and Subsidiaries
2020 Guidance — GAAP to Non-GAAP Adjustments

An itemized reconciliation between projected loss per share on a GAAP basis and projected earnings per share on a non-GAAP basis is as follows:

(In millions, except per share data)	Amount	Shares	(Loss) Earnings Per Share
Projected Net Loss — GAAP	$(145.0)	159	$(0.91)
Adjustments:
Share-based compensation expense	110.0
Amortization expense	40.0
Depreciation expense	44.0
Non-cash net interest expense	1.0
Income tax effect related to reconciling items	5.0
Projected Net Income — Non-GAAP	$55.0	161	$0.34

Projected GAAP and non-GAAP measures reflect mid-points within ranges of estimated guidance.